THIRD AMENDMENT TO DISTRIBUTION AGREEMENT

This Third Amendment (“Amendment”) dated June 1, 2025 is made to the Distribution Agreement dated June 1, 2016, as amended (the “Agreement”) by and between Russell Investment Funds, a Massachusetts business trust (“Investment Company”), and Russell Investments Financial Services, LLC, a Washington limited liability company (“Distributor”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, the Investment Company and the Distributor desire to restate Exhibit A to the Agreement to reflect name changes for certain Funds.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

2.	Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Third Amendment to the Distribution Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

RUSSELL INVESTMENT FUNDS		RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC

By:	/s/Vernon Barback	By:	/s/Brad Jung

Name:	Vernon Barback	Name:	Brad Jung

Title:	President and Chief Executive Officer	Title:	Chairman and President

EXHIBIT A

RUSSELL INVESTMENT FUNDS (“RIF”)

Funds
U.S. Strategic Equity Fund
U.S. Small Cap Equity Fund
International Developed Markets Fund
Strategic Bond Fund
Global Real Estate Securities Fund
Moderate Strategy Fund
Balanced Strategy Fund
Aggressive Strategy Fund
Equity Aggressive Strategy Fund